Exhibit 99

                        Press Release dated June 9, 2003

   BESTNET COMMUNICATIONS ANNOUNCES RECORD REVENUE FOR THE THIRD QUARTER 2003.

     GRAND  RAPIDS,   Mich.  --  (PR  Newswire)  --  June  9,  2003  --  BestNet
Communications Corporation (OTCBB: BESC - News), a provider of patented internet-based communication solutions, today announces revenue results for the Third Quarter ending May 31, 2003. Revenues reached a new record achieving a 22% increase over the Second Quarter of 2003. Total revenues were over $387,000 USD. In addition for May 2003, revenue was up 15% compared to April 2003. Robert A. Blanchard, President and CEO of BestNet Communications Corporation commented:
"We are pleased with our third quarter growth. It is consistent with our plans to surpass break even and become EBITDA positive. We have produced new highs in the core components of our business which are revenue, minutes on our network and new corporate clients using our services for this fiscal year. I am particularly encouraged by the acceptance of our new ClicktoPhone(TM) service. Since our recent launch we continue to see acceptance and use by both existing and new customers. We believe ClicktoPhone(TM), available through our new web-site www.ClicktoPhone.com, is enabling businesses on a pay-per-call basis, to add the intimacy of voice to their web sites, email promotions, and banner ads without capital investment."

                                  ABOUT BESTNET

     BestNet Communications is an Internet-based provider of long distance, conference calling, ClicktoPhone(TM) and e-commerce communication services. BestNet's services are accessed via the internet and delivered using standard phone lines. This results in a cost effective high quality service for both businesses and consumers.

     Under the brand name Bestnetcall(TM) (www.Bestnetcall.com) the patented service offers clients premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can be launched by web based and desktop applications or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (www.ClicktoPhone.com) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at: investors@bestnetcom.com

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY THE "SAFE HARBOR" CREATED THEREBY. THESE STATEMENTS INCLUDE THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, INCLUDING PLANS AND OBJECTIVES. THE FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON CURRENT EXPECTATIONS THAT INVOLVE JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, COMPETITIVE AND MARKET CONDITIONS AND FUTURE BUSINESS DECISIONS, ALL OF WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND MANY OF WHICH ARE BEYOND CONTROL OF THE COMPANY. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, ANY ONE OF THE ASSUMPTIONS COULD BE INACCURATE AND, THEREFORE, CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS RELEASE WILL PROVE TO BE ACCURATE.